SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: May 20, 2003

COLORADO MEDTECH, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-12471	84-0731006

(State or other jurisdiction	(Commission File	I.R.S. Employer
of incorporation)	Number)	Identification No.)

345 S. Francis St., Unit F, P.O. Box 819
Longmont, Colorado 80502-0819
(Address, including zip code, of principal executive offices)

(303) 530-2660
(Registrant’s telephone number,
including area code)

SIGNATURES
EXHIBIT INDEX
Ex-2.4.1 Amendment to Agreement and Plan of Merger
EX-99.1 Press Release

Item 5. Other Events.

     On May 20, 2003, Colorado MEDtech, Inc. (the “Company”) entered into an Amendment to Agreement and Plan of Merger (the “Amendment”) by and among the Company, CIVCO Holding, Inc. (the “Buyer”), a Delaware corporation controlled by KRG Capital Partners, LLC (the “Parent”), and CMT Mergerco, Inc, a Colorado corporation and a direct, wholly-owned subsidiary of the Parent (the “Merger Sub”), amending the Agreement and Plan of Merger dated March 12, 2003 (the “Merger Agreement”) by and among the Company, CIVCO Holding, Inc. and CMT Mergerco, Inc. Under the terms of the Merger Agreement, a subsidiary of the Buyer will be merged with and into Colorado MEDtech (the “Merger”).

     The Amendment provides that the aggregate purchase price to be paid by the Buyer shall equal $4.75 multiplied by the number of shares of Common Stock of the Company outstanding at the closing of the merger of Merger Sub into the Company. Prior to the Amendment, the Merger Agreement required a formula to calculate aggregate purchase price, which provided for a purchase price of $62,500,000 plus Colorado MEDtech cash, net of any remaining contingent and certain other liabilities at the time of closing, divided by the number of shares outstanding.

     In the Amendment, the parties agreed to use their reasonable best efforts to close the merger by June 30, 2003 but also extended the date by which the merger must be consummated to August 15, 2003. The Buyer also agreed that any facts or circumstances of which it had actual knowledge on the date of the amendment would not be deemed to constitute a material adverse change in the Company’s business. Consummation of the merger remains subject to certain conditions, including approval by the Company’s shareholders and certain other customary closing conditions.

     The foregoing description of the Amendment and the transactions contemplated thereby is qualified in its entirety by reference to the Amendment, attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

     On May 22, 2003, the Company issued a press release announcing that the Company had entered into the Amendment. The press release is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

No.	Description

2.4.1	Amendment to Agreement and Plan of Merger dated May 20, 2003, by and among Colorado MEDtech, Inc., CIVCO Holding, Inc. and CMT Mergerco, Inc.

99.1	Press Release of Colorado MEDtech, Inc., issued May 22, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     DATED, this 22nd day of May, 2003.

COLORADO MEDTECH, INC.

By:	/s/ Peter J. Jensen

Peter J. Jensen Vice President

EXHIBIT INDEX

No.	Description

2.4.1	Amendment to Agreement and Plan of Merger dated May 20, 2003, by and among Colorado MEDtech, Inc., CIVCO Holding, Inc. and CMT Mergerco, Inc.

99.1	Press Release of Colorado MEDtech, Inc., issued May 22, 2003.